FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-180779-02
January 9, 2013

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by e-mail to prospectus@ms.com.

This free writing prospectus does not contain all information that is required to be included in the  prospectus and the prospectus supplement.
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Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$1,237,196,000 (Approximate)
Morgan Stanley Bank of America Merrill Lynch Trust 2013-C7
as Issuing Entity
Morgan Stanley Capital I Inc.
as Depositor
Morgan Stanley Mortgage Capital Holdings LLC
Bank of America, National Association
as Sponsors and Mortgage Loan Sellers

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-C7

This free writing prospectus relates to Morgan Stanley Capital I Inc.’s offering of Classes A-1, A-2, A-AB, A-3, A-4, X-A, A-S, B, PST and C of its Series 2013-C7 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated January 3, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000009 (as updated by that certain free writing prospectus, dated January 8, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000015, the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated January 3, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000007 (as updated by that certain free writing prospectus, dated January 8, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000015, the “Term Sheet”):

Structural Updates

Class	Expected Ratings (DBRS/Moody’s)	Approximate Initial Notional Amount	Approximate Initial Credit Support	Approximate Initial Pass- Through Rate	Expected Final Distribution Date	Expected Weighted Average Life (yrs.)	Principal Window (months)
X-B	AAA(sf)/A3(sf)	$137,660,000	NAP	%	January 2023	NAP	NAP

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The Class X-B Certificates will be comprised of two components, corresponding to the Class B Certificates and the Class C Certificates, respectively.  The notional amount of the Class X-B Certificates will be equal to the aggregate principal balance of the Class B and Class C Certificates (without regard to any exchange of Class A-S, Class B and Class C Certificates for Class PST Certificates), in each case, outstanding from time to time.  The pass-through rate on the Class X-B Certificates will generally be equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve (12) 30-day months), over (ii) the weighted average of the pass-through rates of the Class B and Class C Certificates (without regard to any exchange of Class A-S, Class B and Class C Certificates for Class PST Certificates).

Principal losses on the mortgage loans will not be allocated to the Class X-B Certificates, although mortgage loan losses will reduce the notional amount of the Class X-B Certificates (to the extent such losses are allocated to the Class B Certificates or the Class C Certificates (in each case, without regard to any exchange of Class A-S, Class B and Class C Certificates for Class PST Certificates)) and will therefore affect the amount of interest distributable on the Class X-B Certificates and the yield to maturity of the Class X-B Certificates.

DBRS and Moody’s are expected to provide securities ratings for the Class X-B Certificates of AAA(sf) and A3(sf), respectively.

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.